Exhibit 10.3

TerreStar Networks One Discovery Square 12010 Sunset Hills Rd. Suite 600 Reston, VA 20190

April 9, 2009

VIA HAND DELIVERY

Douglas Brandon
12010 Sunset Hills Road
Reston, VA 20190

Dear Doug:

This letter (“Letter Agreement”) confirms our agreement concerning the severance and other benefits to which you may become entitled in the event that your employment with TerreStar Networks Inc., a Delaware corporation (the “Company”), or its successor terminates, as more fully described below.

The Company and you agree as follows:

Should the Company terminate your employment without Cause (as defined below), you shall be entitled to receive a severance benefit, equal to 6 months of your base salary in effect at that time, subject to all applicable deductions and withholdings.  You shall also be entitled to receive this severance benefit in the event of a Change of Control, as defined in the Company’s 2006 Equity Incentive Plan, that results in your employment being terminated without Cause by the Company or its successor or the acquirer of substantially all the assets of the Company (or a parent entity to such successor or acquirer) (such successor, acquirer, and parent entity to the successor or acquirer, collectively, the “Successor”) coincident with or within 60 days after the closing of the Change of Control transaction (or within 60 days after the occurrence of a Change of Control if such Change of Control occurs in the absence of a closing).  For this purpose, if your employment continues with the Company’s Successor following the Change of Control transaction, you shall not be entitled to receive the severance benefit solely on account of your employment with the Company having terminated.

Subject to the condition described in the next sentence, the severance benefit will commence being paid within 30 days after your last day of employment with us (or our Successor) and will be paid pro rata in accordance the normal pay cycle of the Company (or the employing entity) in effect when your employment terminates.  Payment of this severance benefit is in consideration for and conditional upon your execution and nonrevocation of a mutual release agreement, in form and substance acceptable to the Company (or our Successor), within 21 days after your termination of employment (or within such other time period as may be required by applicable law), by which you release the Company (and our Successor) and related persons from any claims, obligations and liabilities of any type whatsoever, except for the provision of this severance benefit.

TerreStar Networks One Discovery Square 12010 Sunset Hills Rd. Suite 600 Reston, VA 20190

If your employment with the Company or its Successor terminates under the conditions described above that give rise to the payment of the severance benefit under this Letter Agreement, any outstanding, then-unvested stock options, shares of restricted stock or restricted stock units, or other rights to acquire equity securities of the Company or its parent corporation (collectively, the “Award Shares”) awarded to you under any plan of the Company or its parent corporation shall become fully vested effective immediately prior to the effective time of your termination of employment; provided, however, that such vesting acceleration and your rights with respect to those Award Shares shall be conditioned upon the mutual release agreement described above becoming effective.  The provisions of this paragraph serve to amend any provision in an applicable award agreement or plan document to the contrary, whether now or hereafter existing.

You will not be eligible for this severance benefit or the vesting acceleration of Award Shares under this Letter Agreement should you voluntarily resign from the Company or its Successor or if your employment is terminated for Cause.  In addition, you will not be eligible for this severance benefit or the vesting acceleration of Award Shares, except as otherwise may be provided in the applicable award agreement or plan under which such Award Shares are granted, in the event that your employment with the Company or its Successor terminates as a result of your death or total disability.  Termination for Cause for purposes of this Letter Agreement shall mean termination on account of your willful and continued failure to substantially perform your job duties, engaging in illegal conduct or gross misconduct, personal dishonesty or breach of fiduciary duty to the Company or violation of any law, rule or regulation, other than traffic violations, misdemeanors or similar offenses.

Notwithstanding the foregoing, if payment of the severance benefit arises on account of your separation from service while you are a “specified employee” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and determined in good faith by the Company’s Compensation and Stock Option Committee), then to the extent that a severance benefit payment constitutes a payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1 (b)(3) through (b)(12)) that is scheduled to be paid within 6 months after such separation from service, the severance benefit payment shall accrue without interest and shall be paid within 15 days after the end of the 6-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following your death.  For this purpose, the right to a series of installment payments shall be treated as a right to a series of separate payments.  “Termination of employment,” or words of similar import, as used in this Letter Agreement, means for purposes of any payments under this Letter Agreement that are payments of deferred compensation subject to Section 409A of the Code, your “separation from service” as defined in Section 409A of the Code.

TerreStar Networks One Discovery Square 12010 Sunset Hills Rd. Suite 600 Reston, VA 20190

The Company agrees that, if your employment with the Company terminates, you are not required to seek other employment or to attempt in any way to reduce any amounts payable to you by the Company pursuant to this Letter Agreement.  Further, the amount of any payment or benefit provided for in this Letter Agreement shall not be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits.

This Letter Agreement shall constitute the entire understanding of the parties with respect to the subject matter herein and shall supersede any and all existing oral or written agreements, representations or warranties between you and the Company or any of its affiliated entities relating to the terms of your employment by the Company, but shall not supersede that certain Employee Proprietary Information and Inventions Agreement between the Company and you dated May 10, 2007, nor any other similar agreement by which you are bound containing similar obligations (collectively, the “Confidentiality Agreements”).  Nothing contained in this Letter Agreement is intended to change the fact that your employment with the Company is “at will” and may be terminated by either you or the Company at any time.  Nothing in this Letter Agreement shall prevent or limit your continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which you may qualify, nor shall anything herein limit or otherwise negatively affect such rights as you may have under any stock option or other agreement with the Company or any of its affiliated companies.  Except as otherwise provided herein, amounts and benefits which are vested benefits or which you are otherwise entitled to receive under any plan, program, agreement or arrangement of the Company at or subsequent to the date that your employment terminates shall be payable in accordance with such plan, program, agreement or arrangement.

This Letter Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.  This Letter Agreement shall not be assignable by you (but any payments due under this Letter Agreement which would be payable at a time after your death shall be paid to your estate).  The Company shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Letter Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.

TerreStar Networks One Discovery Square 12010 Sunset Hills Rd. Suite 600 Reston, VA 20190

Any controversy, dispute or claim of whatever nature arising out of, or in relation to, this Letter Agreement shall be resolved first by prompt, informal, good faith negotiations by the parties.  If a mutually satisfactory resolution is not reached by such good faith negotiations within 45 days, the parties agree that such controversy, dispute or claim shall be resolved exclusively through final and binding arbitration before a single neutral arbitrator in Fairfax County, Virginia in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect.  The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof..  The parties further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the Company and its affiliates to which you have or will be given access, and the likelihood of significant harm that the Company and its affiliates would suffer in the event that such information was disclosed to third parties, nothing in this paragraph shall preclude the Company from going to court to seek injunctive relief to prevent you from violating the obligations established under the Confidentiality Agreements.  This agreement to arbitrate does not include claims that, by law, may not be subject to mandatory arbitration.  These dispute resolution provisions shall survive the expiration or termination of this Letter Agreement and of your employment.

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia applicable to agreements made and to be performed in that Commonwealth, without reference to its principles of conflict of laws.

This Letter Agreement shall not be modified, waived or amended except by a written agreement executed by the parties hereto or their respective successors and legal representatives.  Any provision of this Letter Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Letter Agreement, and the remaining provisions contained in this Letter Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Letter Agreement.

This Letter Agreement may be executed in any number of counterparts, by original signature or facsimile, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Letter Agreement.

{Signature page follows}

TerreStar Networks One Discovery Square 12010 Sunset Hills Rd. Suite 600 Reston, VA 20190

If the foregoing terms are acceptable to you, please confirm your agreement by signing your name below.  Your signature below will indicate that you are entering into this Letter Agreement freely and with a full understanding of its terms and effect.

Very truly yours,

/s/ Jeffrey W. Epstein
Jeffrey W. Epstein
President, TerreStar Networks Inc.

AGREED AND ACCEPTED:

/s/ Douglas Brandon
Douglas Brandon

Date:	April 9, 2009